MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 7, 2001
WINLAND ELECTRONICS, INC.
1950 Excel Drive
Mankato, Minnesota 56001 U.S.A.
www.winland.com

December 7, 2001

Dear Fellow Shareholder:

    The Annual Meeting of Winland Shareholders is less than two weeks away. As you know, Dyna Technology, Inc. nominated two candidates in opposition to two of our incumbent directors, and submitted a proposal regarding bonus payments and stock option grants to our executive officers. Your Board of Directors has worked hard in the last six months to improve Winland's overall business performance. We urge you not to endanger the stability of Winland—VOTE FOR WINLAND'S INCUMBENT DIRECTORS AND AGAINST DYNA TECHNOLOGY'S PROPOSAL. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.

    We continue to work to strengthen Winland's financial condition.

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  We have reinforced our relationships with existing customers and established new customer relationships.

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  We have continued to reduce our debt, our inventories and accounts receivable.

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  We have added to our Board of Directors two highly qualified businessmen with extensive experience in managing publicly-held companies.

    This letter provides you with some facts about the success of our strategy to enhance shareholder value and increase Winland's performance.

New Business Strategy Shows First Results.

    During the last months, Winland has focused its resources on existing as well as new customers that have needs in the market niche in which Winland has established itself: manufacturing and design services relating to motor controls, sensor and control technology.

    Despite the current recession, Winland's new business strategy is beginning to pay off. At the beginning of December, we received a purchase order from one of our most valued customers, Select Comfort Corporation. Based on the purchase order, Winland will continue to manufacture Select Comfort's standard product line during 2002. This purchase order alone is valued in excess of $4 million. In addition, over the last six months we received purchase orders and commitments totaling just over $300,000 from newly acquired customers.

    We believe that our recent efforts to strengthen our sales staff and concentrate on our market niche were essential for securing these purchase orders and commitments.

    But we did not stop there—we took further actions to improve Winland's business performance and thereby, the value of your investment in Winland: we reduced our annual expenses by $1.3 million through "right-sizing" our organization, paid down $2 million in debt since the first of the year. We were able to significantly reduce our inventory by over $2.6 million and our accounts receivables by over $1.4 million since the first of the year.

    At this point in time and in our nation's economy we need stability to continue moving forward and expand upon the success we had during the last months. Do not risk the company's financial future or dampen the effect of our recent achievements by subjecting the company to unnecessary changes in our board of directors and limiting incentives to retain and reward the management team.

Board appointed Highly Qualified Businessmen as New Directors.

    Two of our directors—Jim Legus and Dave Ewert—resigned from our Board after the Special Meeting in August this year, due in large part, we believe, to Dyna Technology's self-serving attacks and destructive strategies.

    Even though we regret that we lost the valued services of Messrs. Legus and Ewert, we succeeded in finding highly-qualified new directors who have valuable experience not only in Winland's industry, but also in the management of publicly-held companies:

    Terry Dunlap has served as Chief Executive Officer and Chairman of Duraswitch Industries, Inc. (Nasdaq:DSWT) since he formed the company in May of 1997. Duraswitch engineers, markets and licenses its patented electronic switch technology to switch manufacturers and OEMs worldwide. Mr. Dunlap has served on the board of directors for Advantage Marketing Systems, Inc. (AMEX:AMM), a provider of health and beauty products, since 1995

    Jim Reissner serves as President of Activar, Inc. Mr. Reissner acted in various management and financial management capacities during the past twenty years, including Managing Director of the Minnesota Region of First Bank Systems, Inc., until 1990. Mr. Reissner has also served as director of Rimage Corporation, a publicly-held Minnesota corporation whose shares are traded on the Nasdaq National Market, as director of Intek, Inc. and as CEO and director of Magstar Technologies, Inc.

    Our new directors, together with the long-standing members of our Board of Directors, will ensure that Winland's business strategy continues to evolve and position the company for future success.

Dyna Technology Continues Its False Claims

    After we defeated Dyna Technology at our Special Meeting in August, your board of directors hoped we could reach an agreement with Ralph Call and his Committee. We wanted to focus all of our efforts and energy on improving Winland's performance. However, Ralph Call has continued his strategy of non-cooperation and rejected our proposal that we outline below and that he claims he never received. This is forcing us to spend more time and money in carrying out our annual meeting.

    Remember, your Board and management negotiated with Ralph Call in an effort to avoid the disruption and expense of a second proxy contest. Following the Special Meeting, we met with members of the Committee and offered to one of them, Paul Holzhueter, a seat on our Board of Directors. Mr. Holzhueter, however, finally decided to reject the offer—he was afraid that our insurance would not cover him if Ralph Call decided to sue Winland! By the way: neither Stephen Frailey who spoke on behalf of the Committee at the Special Meeting, nor Mr. Holzhueter are associated with Ralph Call and his Committee anymore.

    We also note that Mr. Call still has not provided you with any information on the performance of Dyna Technology, Inc., the company he and his wife own, or any of its operations. Wouldn't it be helpful to have that information in order to evaluate Mr. Call's capabilities and judgment as a businessman?

    Your Board and management are working hard to protect and enhance the value of your investment in Winland by improving Winland's business performance. We believe they have the experience and strategic focus to do so. Please support your Board of Directors and allow the Company to find the stability it needs to continue to improve its performance. Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope today. (Again, please just discard any blue proxy card that you may receive. If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.)

Thank you for your continued support.

Sincerely,

S. Robert Dessalet Chairman of the Board of Directors	Lorin Krueger President and CEO

YOUR VOTE IS IMPORTANT

    Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign, date and return the enclosed WHITE proxy card TODAY to ensure that your vote is represented at the Meeting.

If you have any questions or need assistance in voting your shares, please call Linda A. Annis or Jennifer A. Thompson
at 507-625-7231 (Monday through Friday from 8 a.m. to 5 p.m. CST).

Cautionary Statements

Certain statements contained in this letter and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. The statements included in this letter with respect to new customers and projected revenues generated from such new business relationships, as well as statements with respect to revenues generated from already existing customer relationships, are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) the new products of our clients will not achieve the projected market acceptance; (ii) unanticipated problems in design, manufacture or performance of the products will arise; and (iii) costs of production will exceed current estimates. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.